UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2006 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Daylight Time, on Wednesday, June 21, 2006
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Items of Business:	1.	To elect four Class 1 directors to serve on our Board of Directors for a term of two years.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
	3.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 24, 2006.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota	Elliot S. Kaplan
May 18, 2006	Secretary

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. You may enroll for electronic delivery of future Best Buy shareholder materials at www.BestBuy.com — select the “For Our Investors” link and then the “Click Here to Enroll” link. Your consent to receive shareholder materials electronically will remain in effect until canceled by you.

TABLE OF CONTENTS

GENERAL INFORMATION	3
Background	3
Voting Procedure	3
Proxy Solicitation	5
Additional Information	6
CORPORATE GOVERNANCE AT BEST BUY	6
Committees of the Board	6
Board Meetings and Attendance	7
Director Nomination Process	8
Director Independence	9
Executive Sessions of Non-Management Directors	10
Communications With the Board of Directors	10
Director Orientation and Continuing Education	10
Compensation of Directors	11
Directors’ Stock Option Plans	12
ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS	13
General Information	13
Board Structure	13
Voting Information	13
Board Voting Recommendation	14
Nominees and Directors	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
EXECUTIVE COMPENSATION	19
Compensation and Human Resources Committee Report on Executive Compensation	19
Summary Compensation Table	24
Stock Option Grants in Fiscal 2006	26
Option Exercises During Fiscal 2006 and Value of Options at End of Fiscal 2006	26
Equity Compensation Plan Information	27
Retirement Plans	27
Deferred Compensation Plan	27
BEST BUY STOCK COMPARATIVE PERFORMANCE GRAPH	29
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	30
AUDIT COMMITTEE REPORT	33
Change in Certifying Accountant	33
Pre-Approval Policy	34
ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
Principal Accountant Fees and Services	35
Board Voting Recommendation	35
OTHER BUSINESS	36
PROPOSALS FOR THE NEXT REGULAR MEETING	36

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 21, 2006

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Best Buy Co., Inc. (“Best Buy” or “we” or “us”) Board of Directors (the “Board”) to be voted at our 2006 Regular Meeting of Shareholders (the “Meeting”) to be held on Wednesday, June 21, 2006, at 9:30 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or at any postponement or adjournment of the Meeting. The mailing of proxy materials to shareholders will commence on or about May 18, 2006.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2006 Regular Meeting of Shareholders (the “Notice”), included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why am I receiving this proxy statement and a proxy card?

You are receiving this proxy statement and a proxy card because you owned shares of Best Buy Common Stock as of the record date for the Meeting and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of the April 24, 2006, record date for the Meeting. If your shares are held in “street name” (that is, through a bank, broker or other nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 24, 2006, as the record date for the Meeting.

How many shares of Best Buy Common Stock are outstanding?

As of the record date, there were 485,671,318 shares of Best Buy Common Stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

•        The election of four Class 1 directors for a term of two years;

•        The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year; and

•        Such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (those whose shares are owned in their name and not in “street name”), you may vote:

•        Via the Internet at www.proxyvote.com;

•        By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

•        By signing and returning the enclosed proxy card; or

•        By attending the Meeting and voting in person.

If you wish to vote by Internet or telephone, you must do so before 11:59 P.M. Eastern Daylight Time on June 20, 2006. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, after such time must submit a signed proxy card or vote in person.

We encourage you to take advantage of the option to vote your shares electronically through the Internet or by telephone. Doing so will result in cost savings for us.

“Street name” shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

When you vote via proxy, you appoint Richard M. Schulze and Elliot S. Kaplan (the “Proxy Agents”) as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board’s recommendations. With proxy voting, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Notice, the Proxy Agents will vote the shares subject to your proxy at their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our Common Stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

•        Vote via the Internet or by telephone;

•        Properly submit a proxy card (even if you do not provide voting instructions); or

•        Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Bylaws, each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of Best Buy Common Stock present at the Meeting and entitled to vote. The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are “routine” matters under New York Stock Exchange (“NYSE”) rules. The NYSE rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions.

If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

•        Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•        Voting in person at the Meeting; or

•        Providing written notice to Best Buy’s Secretary at our principal office.

Where can I find the voting results of the Meeting?

We will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending August 26, 2006. Our Quarterly Report on Form 10-Q is required to be filed with the Securities and Exchange Commission (“SEC”) within 40 days of the end of our fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Best Buy may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Best Buy do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

Please indicate on your proxy card under “Householding Election” if you consent to receive future proxy materials and other investor communications in a single package per address. This practice, known as “householding,” is designed to reduce our printing and postage costs. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 7601 Penn Avenue South, Richfield, MN 55423. We will start sending you individual copies of proxy materials and investor communications within 30 days of your revocation.

Can I receive the proxy materials electronically?

Yes. We are pleased to offer shareholders the choice to receive our proxy materials electronically over the Internet instead of receiving paper copies through the mail. Choosing electronic delivery will save us the costs of printing and mailing these materials. Our fiscal 2006 annual report and proxy statement are being mailed to all shareholders who have not already elected to receive these materials electronically.

If you are a shareholder of record and would like to receive these materials electronically in the future, you may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card.

You may also enroll for electronic delivery of future Best Buy shareholder materials at any time on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Click Here to Enroll” link. As with all Internet usage, the user must pay all access fees and telephone charges.

An electronic version of this proxy statement is posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then either the “SEC Filings” link or the “Corporate Governance” link.

Additional Information

How am I affected by the three-for-two stock split?

On June 23, 2005, our Board of Directors approved a three-for-two stock split. Shareholders of record as of July 13, 2005, received one additional share for every two shares owned. The additional shares were distributed on August 3, 2005. All share and per share information in this proxy statement reflect this stock split.

Where can I find additional information about Best Buy?

Our Annual Report to Shareholders, our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can also find additional information about Best Buy on our Web site at www.BestBuy.com.

CORPORATE GOVERNANCE AT BEST BUY

The Board is elected by the shareholders to oversee our business and affairs. In addition, the Board advises management regarding a broad range of subjects including Best Buy strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer and other members of management, and by attending Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles for our directors and our Code of Business Ethics, both of which are posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link.

Committees of the Board

The Board has the following four committees:

•        Audit Committee;

•       Compensation and Human Resources Committee;

•        Nominating, Corporate Governance and Public Policy Committee; and

•        Strategic Growth and Financial Planning Committee

•         Strategic Growth - Component I (formerly Long-Range and Strategic Planning Committee)

•         Financial Planning - Component II (formerly Finance and Investment Policy Committee).

The charters of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee are posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. The charters include information regarding the committees’ composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee qualify as independent directors as defined under the SEC and NYSE corporate governance rules, as applicable.

The Board committees have responsibilities as follows:

Audit Committee. — This committee discharges the Board’s oversight responsibility to the shareholders and the investment community regarding: i) the integrity of our financial statements and financial reporting processes; ii) our internal accounting systems and financial and operational controls; iii) the qualifications and independence of our independent registered public accounting firm; iv) the performance of our internal audit function and our independent registered public accounting firm; and v) our compliance with ethics programs, including our Code of Business Ethics, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, our independent registered public accounting firm, our internal auditors and management. This committee meets with management, our internal audit staff and our independent registered public accounting firm at least quarterly. In addition, this committee conducts quarterly conference calls with management and our independent registered public accounting firm prior to our earnings releases to discuss quarterly reviews and the fiscal year-end audit.

Compensation and Human Resources Committee. — The responsibilities of this committee are to: i) determine and approve our Chief Executive Officer’s compensation and benefits package; ii) determine and approve executive and director compensation; iii) appoint officers at the level of senior vice president and above, other than our Chief Executive Officer; iv) oversee cash and equity-based incentive compensation and other employee benefit plans; v) oversee our human capital policies and programs; and vi) oversee the development of executive succession plans.

Nominating, Corporate Governance and Public Policy Committee. — This committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends to the Board corporate governance principles, presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and social responsibility that affect us domestically and internationally. For additional information regarding our director nomination process, see Director Nomination Process on page 8.

Strategic Growth and Financial Planning Committee - Strategic Growth - Component I. — The Strategic Growth component of this committee works with management to develop our long-range plans. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines, and expanding into new markets. It also reviews our long-term financial objectives and long-term growth concepts. Additional information on our strategic planning process is posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link.

Strategic Growth and Financial Planning Committee - Financial Planning - Component II. — The Financial Planning component of this committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: i) protection and safety of our cash and investments; ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; iii) maintenance of adequate liquidity to support our activities; iv) assessment of the cost and availability of capital; and v) alignment of our strategic goals and financial resources.

Board Meetings and Attendance

The Board held four regular meetings and three special meetings during the fiscal year ended February 25, 2006.

Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. The average attendance by directors at Board and Board committee meetings was 93%. Our Board does not have a formal policy relating to Board member attendance at our regular meetings of shareholders; however, our directors generally attend the meeting each year. Each of the directors attended the 2005 Regular Meeting of Shareholders.

The following table shows the date each committee was established, the number of meetings held in fiscal 2006 and the names of the directors serving on each committee as of May 1, 2006.

Committee	Date Established	Number of Meetings During Fiscal 2006	Members
Audit	June 1, 1984	10	Hatim A. Tyabji* Matthew H. Paull Mary A. Tolan Frank D. Trestman
Compensation and Human Resources	February 13, 1997	10	Frank D. Trestman* Kathy J. Higgins Victor Ronald James
Nominating, Corporate Governance and Public Policy	February 13, 1997	4	Kathy J. Higgins Victor* Ronald James James C. Wetherbe
Strategic Growth and Financial Planning	September 21, 2005	3	James C. Wetherbe*
— Strategic Growth - Component I (formerly, Long-Range and Strategic Planning Committee**)			Bradbury H. Anderson Richard M. Schulze Hatim A. Tyabji
— Financial Planning - Component II (formerly, Finance and Investment Policy Committee**)		6	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Mary A. Tolan

*                      Chairman

**                 Established February 13, 1997

Director Nomination Process

The Nominating, Corporate Governance and Public Policy Committee is responsible for screening and recommending to the full Board director candidates for nomination. When there is an opening on the Board, the Nominating, Corporate Governance and Public Policy Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When the Board elects to fill a vacancy on the Board, the committee will announce the open position and post any additional search criteria on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate. When appropriate, the committee will also engage an independent third-party search firm. The committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•        High professional and personal ethics and values;

•        A strong record of significant leadership and meaningful accomplishments in his or her field;

•        Broad policy-making experience;

•        The ability to think strategically;

•        Sufficient time to carry out the duties of Board membership; and

•        A commitment to enhancing shareholder value and representing the interests of all shareholders.

All candidates are evaluated based on these qualification standards and the current needs of the Board.

Shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chairman, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Joseph M. Joyce
Senior Vice President, General Counsel and Assistant Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Director Independence

With the adoption of its Corporate Governance Principles, the Board established independence standards in accordance with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

•        Received (or whose immediate family member has received as a result of service as an executive officer) more than $100,000 per year in direct compensation from Best Buy, other than director or committee fees and certain pension payments and other deferred compensation;

•        Been an employee of Best Buy;

•        Had an immediate family member who was an executive officer of Best Buy;

•        Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal or independent auditor, or is currently a partner or employee of such firm (or whose immediate family member is currently a partner of such firm or is employed in the audit, assurance or tax compliance practice of such firm); or

•        Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Best Buy; or

— is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director, with the exception of Messrs. Schulze, Anderson, Lenzmeier and Kaplan, is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships, and on discussions with our directors. The Board also reviewed the relationships between Best Buy and companies with which our directors are affiliated and determined that the relationships of Messrs. James, Paull and Trestman are not material and do not impair their independence. For additional information regarding these relationships, see Certain Relationships and Related Party Transactions on page 30.

In the case of Mr. James, our payment of annual membership dues to the Center for Ethical Business Cultures (“CEBC”), a nonprofit organization, was deemed not material because such payment represents only a small portion of the total dues collected by the organization. Additionally, Mr. James does not provide us any advisory or consulting services in connection with our membership.

Our co-marketing agreement with McDonald’s Corporation, of which Mr. Paull serves as corporate senior executive vice president and chief financial officer, was deemed not material because the value of the agreement constitutes less than one-tenth of one percent of both Best Buy’s and McDonald’s annual consolidated gross revenues for each of the past three fiscal years. In addition, Mr. Paull did not participate in negotiating the agreement or in executing the final agreement.

Mr. Trestman’s and his son-in-law’s interest in a development in which we are negotiating to lease retail space was deemed not material because the amount of the proposed annual lease payments is less than $1 million and the retail square-footage to be leased constitutes less than 15% of the total leaseable square-footage in the development. In addition, Mr. Trestman is solely a passive partner and has not participated in the negotiations.

Executive Sessions of Non-Management Directors

In order to promote open discussion among non-management directors, the Board has a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting, as requested by any non-management director. The Secretary, who is a non-management director, presides over such executive sessions.

Communications With the Board of Directors

Shareholders who wish to contact the Board, any individual director, the non-management or independent directors as a group, or the Secretary who serves as the presiding director over the non-management executive sessions of the Board, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Joseph M. Joyce
Senior Vice President, General Counsel and Assistant Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Joyce will forward all written shareholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Joyce may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within Best Buy for review and possible response. Comments or questions regarding Best Buy’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating, Corporate Governance and Public Policy Committee.

Director Orientation and Continuing Education

Our Nominating, Corporate Governance and Public Policy Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans; significant financial, accounting and risk management issues; compliance programs and other controls; policies; principal officers and internal auditors; and our independent registered public accounting firm. The orientation also addresses Board procedures, directors’ responsibilities, Corporate Governance Principles and our Board committee charters. We also offer continuing education programs to assist the directors in maintaining their expertise in these areas. In addition, directors have the opportunity to attend commercial director education seminars related to the director’s committee assignment or to the work of the Board.

Compensation of Directors

We compensate our directors for their service with cash and stock options. The compensation of our directors is reviewed and determined by the Compensation and Human Resources Committee on an annual basis, with consideration given to industry comparisons of directors’ compensation. Management directors do not receive any cash compensation for their service as directors. The cash compensation for the fiscal year ended February 25, 2006, for each of our non-management directors consisted of:

Annual retainer	$40,000
Annual committee chair retainer (Audit Committee or Compensation and Human Resources Committee)	10,000
Annual committee chair or component chair retainer (all other committees)	5,000
Board meeting attended in person*	2,000
Board meeting attended via conference call	1,000
Committee meeting attended in person	1,000
Committee meeting attended via conference call	500

Note: The annual retainer and the annual committee chair or component chair retainer for non-management directors who serve during only a portion of a fiscal year is prorated.

*                      Board members receive an additional $2,000 per day if a meeting extends beyond one day.

The actual cash compensation paid during the fiscal year ended February 25, 2006, to each of our non-management directors was:

Director	Total	Annual Retainer	Committee Chair	Board Meetings	Committee Meetings
Kathy J. Higgins Victor	$67,000	$40,000	$5,000	$11,000	$11,000
Ronald James	59,500	40,000	—	11,000	8,500
Elliott S. Kaplan	61,000	40,000	5,000	11,000	5,000
Matthew H. Paull	58,500	40,000	—	9,000	9,500
Mary A. Tolan	55,500	40,000	—	9,000	6,500
Frank D. Trestman	75,000	40,000	10,000	11,000	14,000
Hatim A. Tyabji	71,000	40,000	10,000	11,000	10,000
James C. Wetherbe	62,500	40,000	5,000	10,000	7,500

Directors’ Stock Option Plans

A portion of director compensation is linked to our stock performance in the form of initial and annual stock option grants. On April 18, 2005, we granted each then-serving director, other than management directors who are eligible to participate in Best Buy’s equity-based compensation plan for employees, an option to purchase 11,250 shares of Best Buy Common Stock at an exercise price of $32.79 per share under the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan (the “2004 Omnibus Plan”). These options vested immediately upon grant and can generally be exercised over a 10-year period.

The 2004 Omnibus Plan authorized us to issue 1.2 million shares of Best Buy Common Stock to non-management directors. As of February 25, 2006, we had granted options to purchase a total of 101,250 shares of Best Buy Common Stock to non-management directors pursuant to this plan. The 2004 Omnibus Plan terminated and replaced the 1997 Directors’ Non-Qualified Stock Option Plan (the “1997 Directors’ Plan”). Options outstanding under the 1997 Directors’ Plan will expire at the end of their original term.

As of February 25, 2006, directors, including directors who are employees of Best Buy, had options outstanding under the 1997 Directors’ Plan and the 2004 Omnibus Plan to purchase a total of 1,102,625 shares of Best Buy Common Stock (including 150,000 options granted under the 2004 Omnibus Plan to Allen U. Lenzmeier, our Vice Chairman, for his services as an employee) at exercise prices ranging from $1.42 to $36.73 per share. The exercise prices for options granted under the 1997 Directors’ Plan and the 2004 Omnibus Plan were based on the closing prices of Best Buy Common Stock on the dates of grant, as quoted on the NYSE. During fiscal 2006, non-management directors realized appreciation from stock option exercises as follows:

Director	Realized Appreciation
Kathy J. Higgins Victor	$409,750
Matthew H. Paull	111,230
Mary A. Tolan	75,405
James C. Wetherbe	561,020

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our Amended and Restated Bylaws provide that the Board may consist of a maximum of 13 directors, six of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of all Best Buy shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. The level of importance afforded to shareholder perspectives by our Board is evident upon a closer review of the Board’s governance structure. Some key points regarding that structure are as follows:

•        We believe that a two-year term structure allows our directors to have a longer-term orientation to our business and encourages long-term, strategic thinking. At the same time, this structure holds our directors accountable to shareholders, as the entire Board is subject to re-election as early as 53 weeks from any Regular Meeting of Shareholders. Moreover, we believe that the two-year term promotes continuity and fosters an appropriate “institutional memory” among Board members.

•       Our Board is predominantly independent. Of our 11 directors, only three are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and a major shareholder). Further, the Board has affirmatively determined that seven of its 11 directors are independent under SEC and NYSE corporate governance rules, as applicable.

•        We have separated the roles of Chairman of the Board and Chief Executive Officer. Our Chairman focuses on Board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. Our Chief Executive Officer focuses on the development and execution of company strategies.

•        Our Board is very active and our directors attended an average of 93% of fiscal 2006 Board and Board committee meetings.

We believe our current Board structure serves the interests of shareholders by balancing Board continuity and the promotion of long-term thinking with the need for director accountability.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Bradbury H. Anderson, Kathy J. Higgins Victor, Allen U. Lenzmeier and Frank D. Trestman as Class 1 directors. If elected, each will hold office until the election of directors at the 2008 Regular Meeting of Shareholders and until his or her successors have been duly elected and qualified, or until his or her earlier death, resignation or removal. All of the nominees are currently members of the Board.

Nominees and Directors

There are no family relationships among the nominees or between any nominee and any of our other directors.

On December 14, 2005, James C. Wetherbe, a Class 1 director, notified our Chairman of the Board that he would not stand for re-election at the Meeting. Dr. Wetherbe intends to serve the remainder of his term as a director through the Meeting date. The Board is currently seeking a new director to fill an opening on the Board and has engaged Heidrick & Struggles International, Inc. to assist in the search.

Nominees for Class 1 Directors
(ages as of February 25, 2006)

Bradbury H. Anderson, 56, has been a director since August 1986 and is currently our Vice Chairman and Chief Executive Officer. He assumed the responsibility of Chief Executive Officer in June 2002, having previously served as President and Chief Operating

Officer since April 1991. He has been employed in various capacities with us since 1973. In addition, he serves on the board of the Retail Industry Leaders Association, as well as on the boards of the American Film Institute, Junior Achievement, Minnesota Public Radio and Waldorf College.

Kathy J. Higgins Victor, 49, has been a director since November 1999. Since 1994, she has been president of Centera Corporation, an executive development and leadership coaching firm she founded which is located in Minneapolis, Minnesota.

From 1991 to 1994, she was the senior vice president of human resources at Northwest Airlines, Inc., and prior to that held senior executive positions at The Pillsbury Company and Burger King Corporation. She is on the board of trustees of the University of St. Thomas.

Allen U. Lenzmeier, 62, has been a director since February 2001 and is currently our Vice Chairman, serving on a part-time basis to support our international expansion. Prior to his promotion to his current position, he served in various capacities since joining us in 1984, including as President and Chief Operating Officer from 2002 to 2004, and as President of Best Buy Retail Stores from 2001 to 2002. He serves on the board of UTStarcom, Inc. He is also a national trustee for the Boys and Girls Clubs of America and serves on its Twin Cities board of directors, and serves on the board of the Catholic Community Foundation of the Archdiocese of St. Paul and Minneapolis.

Frank D. Trestman, 71, has been a director since December 1984. Since 1989, he has been president of Trestman Enterprises, an investment and business development firm in Minneapolis, Minnesota, and chairman of The Avalon Group, a real estate development partnership in Minneapolis. From 1987 to 1989, he was a consultant to McKesson Corporation, a distributor of pharmaceutical products, and medical supplies and equipment. From 1983 to 1987, he was chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. He is also on the board of trustees of the Harry Kay Foundation.

Class 2 Directors — Terms expire in 2007
(ages as of February 25, 2006)

Ronald James, 55, has been a director since May 2004. Since 2000, he has served as president and chief executive officer of the Center for Ethical Business Cultures in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation in Minneapolis. From 1971 to 1996, he was employed by U.S. West Communications, Inc. (now Qwest), most recently serving as Minnesota’s top executive officer. He serves on the boards of Tamarack Funds, an investment fund of RBC Dain Rauscher, Inc.; Bremer Financial Corporation; and Allina Hospitals and Clinics. He is a former director of St. Paul Companies (now St. Paul Travelers), Ceridian Corporation and Automotive Industries. Finally, Mr. James serves on the boards of the Greater Twin Cities United Way, the St. Paul Travelers Foundation and the Guthrie Theater.

Elliot S. Kaplan, 69, has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our primary outside general counsel. He is also a director of infoUSA, Inc. and an owner and director of the Bank of Naples in Naples, Florida. In addition, he serves on the board of trustees of The Minneapolis Institute of Arts and the Executive Committee of the University of Minnesota Foundation.

Matthew H. Paull, 54, has been a director since September 2003. He is corporate senior executive vice president and chief financial officer for McDonald’s Corporation. Prior to joining McDonald’s Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax.

Richard M. Schulze, 65, is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective in June 2002, he relinquished the duties of Chief Executive Officer. He had been our principal executive officer for more than 30 years. He is on the board of trustees of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. Mr. Schulze is also chairman of the board of governors of the University of St. Thomas Business School.

Mary A. Tolan, 45, has been a director since May 2004. She is chief executive officer of Accretive Health, a patient access and revenue cycle service company for health care providers located in Chicago, Illinois. Prior to joining Accretive Health in November 2003, she was a partner at Accenture Ltd, a global management consulting, technology services and outsourcing company, holding the positions of corporate development officer and group chief executive among others. She serves on the council for the Graduate School of Business at the University of Chicago, the board of the Lyric Opera in Chicago and the board of Willow, Inc.

Hatim A. Tyabji, 60, has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Mountain View, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is chairman of DataCard Group, and a director of Merchant e-Solutions and eFunds. He also serves as Ambassador at Large for Benchmark Capital.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy Common Stock beneficially owned as of February 25, 2006, by our Chairman of the Board, our Chief Executive Officer and each of our four other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name and Address(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Richard M. Schulze	76,345,654(2)	15.67%
Founder and Chairman of the Board
Bradbury H. Anderson	5,085,608(3)	1.04%
Vice Chairman, Chief Executive Officer and Director
Allen U. Lenzmeier	2,640,009(4)	*
Vice Chairman and Director
Brian J. Dunn	249,066(5)	*
President and Chief Operating Officer
Robert A. Willett	224,850(6)	*
Chief Executive Officer — Best Buy International
Darren R. Jackson	236,229(7)	*
Executive Vice President — Finance and Chief Financial Officer
Kathy J. Higgins Victor	39,480(8)	*
Director
Ronald James	25,000(9)	*
Director
Elliot S. Kaplan	227,148(10)	*
Secretary and Director
Matthew H. Paull	24,669(11)	*
Director
Mary A. Tolan	22,500(12)	*
Director
Frank D. Trestman	240,625(13)	*
Director
Hatim A. Tyabji	104,250(14)	*
Director
James C. Wetherbe	62,700(15)	*
Director
All directors and executive officers, as a group (28 individuals)	87,793,705(16)	17.81%
Capital Research and Management Co.	84,557,450(17)	17.43%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.	52,094,414(18)	10.74%
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109

*                      Less than 1%.

(1)     The business address for all directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota 55423.

(2)     The figure represents (a) 272,893 outstanding shares owned by Mr. Schulze; (b) 70,430,622 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (c) 2,061 outstanding shares held in Mr. Schulze’s individual retirement account; (d) 1,326,769 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (h) 9,150 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze’s spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 1,728 outstanding shares held by Mr. Schulze’s spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 693,325 outstanding shares registered in the name of two independent co-trustees, and held by them as trustees of a trust for the benefit of the grandchildren of Mr. Schulze and his spouse (Mr. Schulze has disclaimed beneficial ownership of these shares);  (k) 344,418 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (l) 73,035 outstanding shares registered in the name of JPMorgan Chase Bank (the “Trustee”), and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Schulze; and (m) options to purchase 1,957,500 shares, which he could exercise within 60 days of February 25, 2006.

(3)     The figure represents (a) 1,508,652 outstanding shares owned by Mr. Anderson; (b) 337,839 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his spouse is the sole general partner and of which Mr. Anderson and his spouse are limited partners individually; (c) 169,940 outstanding shares registered in the name of Mr. Anderson and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson; (d) 169,940 outstanding shares registered in the name of Mr. Anderson’s spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson’s spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (e) 1,800 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); (f) 11,812 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Anderson; and (g) options to purchase 2,885,625 shares, which he could exercise within 60 days of February 25, 2006.

(4)     The figure represents (a) 1,661,934 outstanding shares owned by Mr. Lenzmeier; (b) 72,450 outstanding shares held by a private foundation of which Mr. Lenzmeier and his spouse are the sole directors and officers; and (c) options to purchase 905,625 shares, which he could exercise within 60 days of February 25, 2006.

(5)     The figure represents (a) 5,965 outstanding shares owned by Mr. Dunn; (b) 16,500 outstanding shares of restricted stock with performance-based vesting; (c) 13,216 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Dunn; and (d) options to purchase 213,385 shares, which he could exercise within 60 days of February 25, 2006.

(6)     The figure represents (a) 44,850 outstanding shares owned by Mr. Willett; (b) 82,500 outstanding shares of restricted stock with performance-based vesting; and (c) options to purchase 97,500 shares, which he could exercise within 60 days of February 25, 2006.

(7)     The figure represents (a) 12,670 outstanding shares owned by Mr. Jackson; (b) 3,750 outstanding shares of restricted stock that will vest on December 4, 2006; (c) 45,750 outstanding shares of restricted stock with performance-based vesting; (d) 1,597 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Jackson; and (e) options to purchase 172,462 shares, which he could exercise within 60 days of February 25, 2006.

(8)     The figure represents (a) 5,730 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 33,750 shares, which she could exercise within 60 days of February 25, 2006.

(9)     The figure represents (a) 2,500 outstanding shares owned by Mr. James; and (b) options to purchase 22,500 shares, which he could exercise within 60 days of February 25, 2006.

(10)   The figure represents (a) 103,398 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 123,750 shares, which he could exercise within 60 days of February 25, 2006.

(11)   The figure represents (a) 2,169 outstanding shares owned by Mr. Paull; and (b) options to purchase 22,500 shares, which he could exercise within 60 days of February 25, 2006.

(12)   The figure represents (a) 5,500 outstanding shares owned by Ms. Tolan; and (b) options to purchase 17,000 shares, which she could exercise within 60 days of February 25, 2006.

(13)   The figure represents (a) 84,875 outstanding shares owned by Mr. Trestman; (b) 50,000 outstanding shares registered in the name of Mr. Trestman’s spouse as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 105,750 shares, which he could exercise within 60 days of February 25, 2006.

(14)   The figure represents (a) 7,500 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 96,750 shares, which he could exercise within 60 days of February 25, 2006.

(15)   The figure represents (a) 17,700 outstanding shares held in Dr. Wetherbe’s individual retirement account; and (b) options to purchase 45,000 shares, which he could exercise within 60 days of February 25, 2006.

(16)   The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 206,176 outstanding shares owned by other executive officers; (c) 131,475 outstanding shares of restricted stock with performance-based vesting; (d) options granted to other executive officers to purchase 1,184,173 shares, which they could exercise within 60 days of February 25, 2006; (e) 33,442 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of other executive officers; (f) 571,364 outstanding shares registered in the name of another executive officer as the trustee of trusts for the benefit of such executive officer; (g) 132,223 outstanding shares registered in the name of another executive officer as trustee of trusts for the benefit of such executive officer’s children; (h) 2,400 outstanding shares registered in the names of other executive officers’ spouses; and (i) 4,664 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of an executive officer’s spouse.

(17)   As reported on the owner’s Schedule 13G that reported beneficial ownership as of December 30, 2005. Capital Research and Management Co. has sole voting power over 23,768,750 shares and sole investment power over 84,557,450 shares.

(18)   As reported on the owner’s Schedule 13G that reported beneficial ownership as of March 10, 2006. FMR Corp. and Edward C. Johnson 3d each has sole voting power over 4,381,070 shares and sole investment power over 52,094,414 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our Common Stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended February 25, 2006, except for the following reports that were late due to our administrative error: report of an exercise-and-hold stock option transaction by Mary A. Tolan, Director, and report of a sale of shares by John C. Walden, Executive Vice President — Customer Business Group.

EXECUTIVE COMPENSATION

Compensation and Human Resources
Committee Report on Executive Compensation

Overview

The Compensation and Human Resources Committee is responsible for, among other things, the development and evaluation of our executive compensation policies and determining the compensation paid to our Chief Executive Officer and other executive officers.

The committee oversees the management and administration of all executive compensation programs, including our qualified and non-qualified employee benefit plans. We currently maintain a variety of compensation and benefit programs in which our executive officers and other selected employees participate. These programs include the 2004 Omnibus Stock and Incentive Plan (the “2004 Omnibus Plan”); our Long-Term Incentive Program (the “LTIP”); our Executive Officer Short-Term Incentive Program (the “Executive Officer STIP”); our Short-Term Incentive Program (the “STIP”); and the Best Buy Fourth Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). We also maintain the Best Buy Retirement Savings Plan (the “Retirement Savings Plan”), which is a defined contribution retirement plan in which substantially all U.S.-based employees, including our executive officers, are eligible to participate. Finally, we sponsor the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan (the “ESPP”), which is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”).

Our Chairman of the Board is not eligible to receive short- or long-term incentive compensation other than stock options granted annually to our directors. His compensation is described in Certain Relationships and Related Party Transactions — Richard M. Schulze on page 30.

Executive Compensation Philosophy

Our executive compensation programs are guided by the following principles:

•        Compensation should be directly and materially linked to increasing shareholder value;

•        Ratio of performance-based variable compensation to fixed compensation should be weighted toward performance-based compensation consistent with our culture of pay for performance;

•        Compensation should be competitive in order to attract and retain superior management talent;

•        Compensation should be tailored to the individual, based on each executive’s role, talents and expected contributions to the future growth of the organization; and

•        Compensation should reflect performance against external benchmarks and achievement of internal goals.

The objective of our executive compensation philosophy is to motivate and retain our executives by providing competitive compensation and rewarding superior performance. Consistent with the principles outlined above, the total direct compensation (i.e., the sum of base salary, short-term incentives and long-term incentives) of our executive officers is generally set between the 50th and 75th percentile of compensation levels for comparable positions (by job title or pay rank) as reported by our peer group of companies. Our peer group of companies includes: Amazon.com, Inc.; Circuit City Stores, Inc.; Costco Wholesale Corporation; Dell Inc.; Gap Inc.; The Home Depot, Inc.; Staples, Inc.; Target Corporation; Walgreen Co.; and Wal-Mart Stores, Inc. Our peer group of companies may change from time to time based on the current competitive environment.

The committee annually reviews and evaluates the compensation and benefits of our executive officers. As part of its review, the committee considers market compensation and benefits data from a variety of sources, including our peer group of companies and several national compensation surveys. The data from these sources and our compensation programs is reviewed by The Delves Group, an independent compensation consulting firm retained by the committee. This review ensures that the market data represents companies with which we compete for business and executive talent, and that our compensation programs are in line with our stated objectives and market conditions.

Executive Compensation Programs

The components of our executive officer compensation, which are subject to the discretion of the committee on an individual basis, include base salary, short-term incentives, long-term incentives, broad-based employee benefits and miscellaneous perquisites. We believe the sum of these components provides a total compensation package that is comparable to that provided at our peer group of companies, and at other comparable companies.

Base Salary.   The committee generally determines base salary levels for executive officers early in the fiscal year, with pay changes becoming effective during the first quarter of each fiscal year. The base salaries that became effective in the first quarter of fiscal 2006 were established based upon the following factors: i) the range of base pay for the position or a similar position as reported by companies within our peer group, as well as companies within our competitive market; ii) individual performance for the prior year; iii) overall company performance for the prior year; and iv) additional responsibilities assigned to the position based on individual skills, knowledge, experience and the leadership needs of our core, emerging and new businesses.

Short-Term Incentive.   For fiscal 2006, our executive officers received performance-based short-term incentive awards, pursuant to the Executive Officer STIP under the 2004 Omnibus Plan. These awards, payable in cash, were expressed as a percentage of each executive officer’s base salary. The short-term incentive targets for our Vice Chairman and Chief Executive Officer and for our other Vice Chairman were 150% and 100% of base salary, respectively. For all other executive officers, the incentive targets ranged from 65% to 75% of base salary. The incentive targets were determined based on each executive officer’s level of responsibility compared externally to the competitive market data and internally relative to other executive officers. Based on actual performance compared with specific goals established by the committee, award recipients could earn an incentive amount ranging from 0% to 200% of their incentive target.

These incentive awards were based on three performance factors: i) actual company Economic Value Added (“EVA®”) performance for fiscal 2006 compared with a goal approved by the committee; ii) actual company performance compared with goals approved by the committee regarding our fiscal 2006 operating income rate, customer centricity store revenue, customer loyalty scores and employee turnover improvement; and iii) individual performance based on achieving fiscal 2006 goals related to each executive officer’s operational or functional responsibilities.

EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. All executive officer short-term incentive awards were subject to the attainment of a minimum level of total company EVA performance. We believe the use of EVA as a primary incentive factor demonstrates our commitment to linking executive compensation with increasing shareholder value.

Long-Term Incentives: Annual Awards.   Under the LTIP, we make annual long-term incentive awards to our executive officers, eligible corporate and field management employees, and store managers, totaling approximately 2,700 employees. The objectives of the LTIP are to focus employees on long-term performance and to link compensation to increasing shareholder value. All awards granted pursuant to the LTIP were made under the 2004 Omnibus Plan.

In fiscal 2006, the LTIP was revised by the committee to allow executives and other eligible employees to select one of four different incentive choices. Under the revised LTIP, an initial award of stock options is determined for each executive officer based on the executive officer’s position and talent assessment. The awards are subject to review and approval by the committee. The value of the award is convertible into other long-term incentive mix alternatives as described below:

Employee Alternative		IncentiveMix
Alternative 1	100% Stock Options
Alternative 2	50% Stock Options	50% Performance Shares
Alternative 3	50% Stock Options	50% Restricted Stock
Alternative 4	50% Restricted Stock	50% Performance Units

Stock Options are non-qualified stock option awards granted pursuant to the LTIP. The stock options have a term of 10 years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The stock option exercise price is equal to the closing price of our Common Stock on the grant date, as quoted on the NYSE.

Performance Shares are a type of performance-based restricted stock award granted pursuant to the LTIP. These awards will be earned if our Common Stock achieves a certain total shareholder return (“TSR”) as compared to the TSR of companies that comprise the Standard & Poor’s 500 Index (the “Broad Market Index”) during a three-year incentive period which started on February 26, 2006, and ends on February 28, 2009, at which time the earned performance shares are scheduled to vest. TSR is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation. The following is a summary of performance share awards that may be earned based on varying levels of our TSR performance in relation to the TSR performance of the Broad Market Index:

Best Buy TSR Versus TSR of Broad Market Index Over Three-Year Incentive Period	Percent of Performance Share Award That Will Vest
75th Percentile and Above	150%
50th Percentile and Above, but Less Than 75th Percentile	100%-149%
40th Percentile and Above, but Less Than 50th Percentile	50%-99%
25th Percentile and Above, but Less Than 40th Percentile	0%-49%
Below the 25th Percentile	0%

Restricted Stock is another type of performance-based restricted stock award granted pursuant to the LTIP. These awards will be earned if our fiscal 2007 EVA achieves a certain level compared with our fiscal 2007 EVA target as determined by the committee. After the number of shares of restricted stock is determined and credited to the eligible employee, such shares will be scheduled to vest on February 28, 2009, provided the employee has been continuously employed with us through such date. The following is a summary of restricted stock awards that may be earned based on varying levels of our fiscal 2007 EVA performance as a percentage of our fiscal 2007 EVA target:

Fiscal 2007 EVA as a Percentage of Fiscal 2007 EVA Target	Percent of Restricted Stock Award That Will be Earned
111% and Above	125%
At least 91% but Less Than 111%	100%
At least 75% but Less Than 91%	75%
Below 75%	0%

Performance Units, also granted pursuant to the LTIP, are denominated in U.S. dollars and paid in cash upon vesting. These awards will be earned if our fiscal 2007 EVA achieves a certain level compared with our fiscal 2007 EVA target as determined by the committee. After the number of Performance Units is determined and credited to the eligible employee, such Performance Units will be scheduled to vest on February 28, 2009, provided the employee has been continuously employed with us through such date. The following is a summary of Performance Unit awards that may be earned based on varying levels of our fiscal 2007 EVA performance as a percentage of our fiscal 2007 EVA target:

Fiscal 2007 EVA as a Percentage of Fiscal 2007 EVA Target	Dollar Value of Performance Unit Award That Will be Earned
111% and Above	$1.25
At least 91% but Less Than 111%	$1.00
At least 75% but Less Than 91%	$0.75
Below 75%	$0.00

Fiscal 2007 Incentives

Short-Term Incentive.   In fiscal 2007, the committee expects to approve performance-based short-term incentive awards for our executive officers, conditioned on the achievement of specified performance goals. The awards will be made pursuant to the Executive Officer STIP under the 2004 Omnibus Plan.

The actual incentive amount for each executive officer, payable in cash, will be an amount ranging from 0% to 200% of the executive officer’s short-term incentive target, based on actual performance compared with the specific goals established by the committee. The short-term incentive targets for our Vice Chairman and Chief Executive Officer and our President and Chief Operating Officer are 200% and 150% of base salary, respectively. For all other executive officers, the short-term incentive targets range from 65% to 125% of base salary.

Long-Term Incentives: Annual Awards.   In fiscal 2007, we intend to grant only stock options to our senior executive officers, including our Chief Executive Officer, pursuant to the 2004 Omnibus Plan. All other executive officers and eligible employees will continue to select from the same alternative long-term incentive award choices offered in fiscal 2006. We expect that the classes of eligible employees in fiscal 2007 will be consistent with fiscal 2006.

Long-Term Incentives: Special Awards.   In fiscal 2007, we intend to grant special long-term incentive awards to all our senior executive officers, including our Chief Executive Officer. The special long-term incentives are expected to be awarded in the form of performance-based restricted stock. Earned restricted stock will be expected to vest at the end of an incentive period ending on February 28, 2009. These awards will be earned if, at the end of the incentive period, certain financial and non-financial goals set by the committee are satisfied and the executive officer has been continuously employed with us through such date.

Chief Executive Officer Compensation

Mr. Anderson has served as our Vice Chairman and Chief Executive Officer since June 2002. The base salary and short-term incentive paid to Mr. Anderson in fiscal 2006 were determined in accordance with the guidelines described above and consist of the same elements as all other executive officers. The committee’s process for evaluating our Chief Executive Officer’s performance and determining his compensation includes: i) a self-evaluation; ii) an evaluation of his performance against specific financial and non-financial goals by both the committee and the Board; and iii) an evaluation by his direct reports. After the committee considers these evaluations, the overall performance evaluation is finalized and the Chairman of the committee reviews the results with our Chief Executive Officer.

Base Salary.   The committee set Mr. Anderson’s base salary at $1,172,995 effective May 2005. This was an increase from his previous base salary of $1,127,880 and was based on our Executive Compensation Philosophy, which is described on page 19, and Mr. Anderson’s performance against established goals for fiscal 2005. These goals included EVA growth, revenue growth, TSR, operating income rate, customer loyalty scores and employee engagement.

Short-Term Incentive.   Mr. Anderson’s short-term incentive compensation for fiscal 2006 will be determined in accordance with the performance-based incentive award he received pursuant to the Executive Officer STIP under the 2004 Omnibus Plan. The performance factors used to determine the incentive awards for all of our executive officers, including Mr. Anderson, are described in Executive Compensation Programs  — Short-Term Incentive on page 20. Mr. Anderson’s short-term incentive target was 150% of his base salary for fiscal 2006. We exceeded the financial and non-financial goals set by the committee for fiscal 2006. Depending on his individual performance, to be evaluated by the committee and the Board in June 2006, Mr. Anderson will earn an incentive amount for fiscal 2006 ranging from 0% to 200% of his incentive target. We will disclose Mr. Anderson’s fiscal 2006 short-term incentive in a Current Report on Form 8-K as soon as practicable.

Long-Term Incentives.   In lieu of granting Mr. Anderson an LTIP award in fiscal 2006, the committee honored his request to contribute options to purchase 334,000 shares to a discretionary award pool. The committee used the options that would have otherwise been awarded to Mr. Anderson to grant stock option awards, at its sole discretion, to non-executive employees for special achievements.

We believe Mr. Anderson’s total compensation for fiscal 2006 is in alignment with the compensation principles expressed in our Executive Compensation Philosophy, which is described on page 19. For fiscal 2006, we reduced employee turnover and exceeded established goals in regards to EVA growth, customer centricity store revenue, operating income rate and customer loyalty scores.

Perquisites

We prefer to compensate our executive officers in cash and equity rather than with perquisites. Consequently, the value of executive perquisites falls within the bottom quartile of the market data for comparable companies within the retail industry and businesses generally. We reimburse our executive officers for annual physical exams, and up to $2,500 for tax preparation services. In addition, our Chairman of the Board, our Vice Chairman and Chief Executive Officer and our other Vice Chairman each receive a monthly car allowance of $500.

Our leased aircraft are available to executives, as well as other employees, for business travel when it is more economical or practical than flying commercial airlines. On limited occasions, we permit family members to accompany executives on leased aircraft as long as there is no incremental cost to us.

In all cases, the perquisites provided to any executive officer do not exceed the lesser of $50,000 or 10% of the executive officer’s base salary.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers and directors. Each officer must own the number of shares of our Common Stock that is equivalent in value to: i) five times base salary for the Chairman of the Board and our Vice Chairman and Chief Executive Officer; ii) four times base salary for our other Vice Chairman and our President and Chief Operating Officer; iii) three times base salary for Executive Vice Presidents and Presidents of our subsidiaries; iv) two times base salary for Senior Vice Presidents; and v) one times base salary for Vice Presidents. In addition, our non-management directors are required to own the number of shares of Common Stock that is equivalent in value to five times their annual cash retainer. Newly appointed directors and officers have five years from the date of appointment to achieve the applicable level of stock ownership. The committee regularly reviews with management the executive officers’ compliance with the targeted level of stock ownership. Based on these reviews, the committee is satisfied with the executive officers’ fiscal 2006 compliance with their individual ownership targets.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. It is intended that all performance-based compensation paid in fiscal 2006 to our executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation pursuant to the provisions of Section 162(m).

The committee believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, we have taken such actions as may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

COMPENSATION AND HUMAN
RESOURCES COMMITTEE

Frank D. Trestman, Chairman
Kathy J. Higgins Victor
Ronald James

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by our Vice Chairman and Chief Executive Officer and the other four most highly compensated executive officers.

					Long-Term Compensation
							Number of
					Restricted		Securities
	Fiscal	Annual Compensation(1)			Stock		Underlying	All Other
Name and Title	Year	Base Salary	Bonus(2)		Awards(3)		Options	Compensation(4)
Bradbury H. Anderson	2006	$1,164,283	$—	(5)	$—		—	$7,087
Vice Chairman and	2005	1,120,372	1,210,302		—		—	9,325
Chief Executive Officer	2004	1,078,529	2,090,078		—		—	6,951
Allen U. Lenzmeier	2006	738,044	1,189,401		—		—	6,784
Vice Chairman	2005	853,478	648,805		—		150,000	12,040
	2004	821,626	955,335		—		150,000	11,763
Brian J. Dunn	2006	643,615	783,675		—		80,000	3,091
President and Chief	2005	485,444	253,901		289,223	(6)	47,250	6,267
Operating Officer	2004	395,713	419,469		341,435	(7)	51,750	4,985
Robert A. Willett	2006	567,769	656,425		702,140	(8)	30,005	279,464	(10)
Chief Executive Officer —	2005	444,231	261,250		3,050,475	(9)	195,000	904
Best Buy International	2004	—	—		—		—	—
Darren R. Jackson	2006	535,980	650,346		—		60,009	1,896
Executive Vice President —	2005	514,136	293,139		289,223	(11)	47,250	6,026
Finance and Chief	2004	479,129	668,708		1,936,245	(12)	47,250	5,930
Financial Officer

(1)     Our Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. Prior to January 1, 2004, this plan also provided for employer matching contributions which, when combined with the employer match under our Retirement Savings Plan, did not exceed the maximum allowable employer contribution under federal law. Amounts shown as Base Salary and Bonus are before any deferrals.

(2)     For fiscal 2006 and fiscal 2005, all of our executive officers participated in our Executive Officer STIP. The Executive Officer STIP is described in Compensation and Human Resources Committee Report on Executive Compensation, beginning on page 19. For fiscal 2004, our Vice Chairman and Chief Executive Officer and our other Vice Chairman participated in the Executive Officer STIP, while our other executive officers participated in our STIP.

(3)     Reflects shares awarded under our 2000 Restricted Stock Award Plan, as amended, and our 2004 Omnibus Plan. The value of restricted stock awards was calculated by multiplying the closing price of Best Buy Common Stock, as quoted on the NYSE, on the date of award by the number of shares awarded. Values are reported at target payout levels, but higher or lower payouts are possible. These restricted stock awards are entitled to receive dividend payments.

                           As of February 24, 2006, the last trading day of fiscal 2006, the aggregate number and value of unvested restricted stock awards, based on the market value of Best Buy Common Stock on that date, were as follows: Mr. Dunn — 16,500 shares, $891,660; Mr. Willett — 97,503 shares, $5,269,062; and Mr. Jackson — 49,500 shares, $2,674,980.

(4)     Includes the portions of premiums paid by us for life insurance coverage exceeding $50,000 (“A”), our contribution to the executive’s Retirement Savings Plan account (“B”), and our contributions to the executive’s Deferred Compensation Plan account (“C”), as follows:

	Fiscal Year	“A”	“B”	“C”
Bradbury H. Anderson	2006	$4,902	$2,185	$—
	2005	4,902	4,423	—
	2004	2,779	4,172	—
Allen U. Lenzmeier	2006	5,587	1,197	—
	2005	7,524	4,516	—
	2004	7,124	4,208	431
Brian J. Dunn	2006	1,625	1,466	—
	2005	840	5,427	—
	2004	867	4,118	—
Robert A. Willett	2006	2,895	—	—
	2005	904	—	—
	2004	—	—	—
Darren R. Jackson	2006	600	1,296	—
	2005	815	5,211	—
	2004	947	2,478	2,505

(5)     Mr. Anderson’s fiscal 2006 bonus had not been determined as of the date of this proxy statement. Mr. Anderson’s bonus will be determined based on his performance appraisal which is expected to be completed by the Compensation and Human Resources Committee in June 2006. Mr. Anderson’s short-term incentive compensation pursuant to our Executive Officer STIP is described in Executive Compensation — Compensation and Human Resources Committee Report on Executive Compensation — Chief Executive Officer Compensation beginning on page 22. We will disclose Mr. Anderson’s fiscal 2006 bonus in a Current Report on Form 8-K as soon as reasonably practicable.

(6)     The amount is comprised of the fiscal 2005 incentive of 7,875 shares of restricted stock with performance-based vesting awarded pursuant to our LTIP, which shares are scheduled to vest after a three-year incentive period beginning on the award date of October 11, 2004, if our Common Stock achieves a certain TSR.

(7)     The amount is comprised of the fiscal 2004 incentive of 8,625 shares of restricted stock with performance-based vesting awarded pursuant to our 2000 Restricted Stock Award Plan, which shares are scheduled to vest after a three-year incentive period beginning on the award date of November 3, 2003, if our Common Stock achieves a certain TSR.

(8)     The amount is comprised of the fiscal 2006 incentive of 15,003 shares of restricted stock with performance-based vesting awarded pursuant to our LTIP, which shares are scheduled to vest at the end of an incentive period ending on February 28, 2009, if our Common Stock achieves a certain TSR.

(9)     The amount is comprised of the fiscal 2005 incentive of: i) 75,000 shares of restricted stock awarded pursuant to our 2000 Restricted Stock Award Plan, which shares are scheduled to vest upon the filing of our Annual Report on Form 10-K for fiscal 2007, if we achieve a specific company performance goal; and ii) 7,500 shares of restricted stock awarded pursuant to our LTIP, which shares are scheduled to vest after a three-year incentive period beginning on the award date of October 11, 2004, if our Common Stock achieves a certain TSR.

(10)   Includes $276,569 paid to Mr. Willett for expenses incurred related to his divestiture of Accenture Ltd Class A Common Stock at our request.

(11)   The amount is comprised of the fiscal 2005 incentive of 7,875 shares of restricted stock with performance-based vesting awarded pursuant to our LTIP, which shares are scheduled to vest after a three-year incentive period beginning on the award date of October 11, 2004, if our Common Stock achieves a certain TSR.

(12)   The amount is comprised of the fiscal 2004 incentive of: i) 7,875 shares of restricted stock with performance-based vesting awarded pursuant to our 2000 Restricted Stock Award Plan, which shares are scheduled to vest after a three-year incentive period beginning on the award date of November 3, 2003, if our Common Stock achieves a certain TSR; ii) 30,000 shares of restricted stock granted pursuant to our 2000 Restricted Stock Award Plan, which shares are scheduled to vest upon the filing of our Annual Report on Form 10-K for fiscal 2007, if we achieve a specific company performance goal; and iii) 3,750 shares of restricted stock awarded pursuant to our 2000 Restricted Stock Award Plan that vested immediately on the award date of December 4, 2003; 3,750 shares of restricted stock awarded pursuant to our 2000 Restricted Stock Award Plan that vested on December 4, 2004; 3,750 shares of restricted stock awarded pursuant to our 2000 Restricted Stock Award Plan that vested on December 4, 2005; and 3,750 shares of restricted stock awarded pursuant to our 2000 Restricted Stock Award Plan that are scheduled to vest on December 4, 2006.

Stock Option Grants in Fiscal 2006

The following tables summarize options granted to the Vice Chairman and Chief Executive Officer and the four other most highly compensated executive officers of Best Buy during fiscal 2006, the value of the options exercised by them during fiscal 2006 and the value of all options held by them at the end of fiscal 2006.

	Individual Grants
		% of Total
		Options
	Number of	Granted to			Potential Realizable Value
	Securities	Employees	Exercise		at Assumed Annual Rates of Stock
	Underlying	in Fiscal	Price	Expiration	Price Appreciation for Option Term
	Options(1)	2006	($/Share)	Date	5%	10%
Bradbury H. Anderson	—	—	$—	—	$—	$—
Allen U. Lenzmeier	—	—	—	—	—	—
Brian J. Dunn	80,000	1.42%	46.80	11-07-15	2,354,581	5,966,972
Robert A. Willett	30,005	0.53	46.80	11-07-15	883,115	2,237,987
Darren R. Jackson	60,009	1.06	46.80	11-07-15	1,766,201	4,475,900

The price of one share of Best Buy Common Stock acquired at $46.80 would equal approximately $76.23 when compounded at 5% over a 10-year term, and $121.39 when compounded at 10% over a 10-year term.

(1)     Number of shares issuable upon the exercise of options granted on November 8, 2005, under the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

Option Exercises During Fiscal 2006 and Value of Options at End of Fiscal 2006

	Shares Acquired	Realized	Number of Securities Underlying Unexercised Options at End of Fiscal 2006		Value of Unexercised In-the-Money Options at End of Fiscal 2006(1)
Name	on Exercise	Value(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bradbury H. Anderson	—	$—	2,801,250	112,500	$111,042,281	$2,658,094
Allen U. Lenzmeier	84,375	2,212,110	849,375	262,500	20,002,931	4,803,188
Brian J. Dunn	—	—	196,988	165,211	4,894,424	2,154,159
Robert A. Willett	—	—	48,750	176,255	833,738	2,718,449
Darren R. Jackson	101,250	2,526,826	156,065	142,970	3,744,042	1,976,912

(1)     Value based on the market value of Best Buy Common Stock on the date of exercise or at the end of fiscal 2006, as applicable, minus the exercise price.

Equity Compensation Plan Information

The following table provides information about Best Buy Common Stock that may be issued under our equity compensation plans as of February 25, 2006.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price	Securities Available for Future Issuance(2)
Equity compensation plans approved by security holders	35,635,296	$31.93	16,487,161
Equity compensation plans not approved by security holders	NA	NA	NA
Total	35,635,296	$31.93	16,487,161

(1)     Includes options held by certain employees of our former Musicland business resulting from the conversion of Musicland options into options to purchase Best Buy Common Stock. These options were fully vested at the time of conversion, do not terminate upon termination of employment with us and expire based on the remaining option term of up to 10 years. These options did not reduce the shares available for grant under any of our other equity compensation plans.

(2)     Includes 5.1 million shares of Best Buy Common Stock reserved for issuance under the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan.

Retirement Plans

Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Code. The Retirement Savings Plan is available to employees of Best Buy and its participating subsidiaries who are at least 18 years of age and have at least 60 days of continuous employment. In addition, the employees must work at least 32 hours per week or work fewer than 32 hours per week and have completed at least 1,000 hours of service in a 12-month period. Eligible employees may choose to contribute up to 50% of their pre-tax earnings, subject to IRS limitations. Employee contributions vest immediately.

We match employee contributions at rates as determined from time to time by the Board. During the fiscal year ended February 25, 2006, the employer match was 50% of the first 5% of participating employees’ pre-tax earnings. The employer matching contributions vest according to a five-year schedule. For fiscal 2006, the total matching contribution was $19 million, including $6,144 in the aggregate for the Vice Chairman and Chief Executive Officer and the four other most highly compensated executive officers.

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its sole discretion. If the Retirement Savings Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. JPMorgan Chase has served as the trustee for the Retirement Savings Plan since April 1, 2004.

One of our subsidiaries, Best Buy Canada Ltd., has a separate retirement plan for its employees. Employees of Best Buy Canada Ltd. are not eligible to participate in the Retirement Savings Plan.

Deferred Compensation Plan

We sponsor a non-qualified, unfunded Deferred Compensation Plan. This plan is administered by the Compensation and Human Resources Committee. Only certain management and other highly compensated employees, as determined by such committee at its sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. Prior to January 1, 2004, the Deferred Compensation Plan provided for employer-matching contributions which, when combined with employer-matching contributions under the Retirement Savings Plan, did not exceed the maximum allowable employer contribution under federal law. Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, but rather a measurement of performance.

Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in any employer contributions according to a five-year schedule provided in the Deferred Compensation Plan. We discontinued the employer-matching contribution to this plan, effective January 1, 2004. If the Deferred Compensation Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. In the event of bankruptcy, the assets of this plan are available to satisfy the claims of general creditors.

BEST BUY STOCK COMPARATIVE PERFORMANCE GRAPH

The information contained in this Best Buy Stock Comparative Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The graph below compares the cumulative total shareholder return on Best Buy Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor’s 500 Index (the “Broad Market Index”), of which we are a component, and the Standard & Poor’s Retailing Group Industry Index (the “S&P Retail Index”), of which we are a component. The S&P Retail Index is a capitalization-weighted index of domestic equities traded on the NYSE, the American Stock Exchange and NASDAQ, and includes high-capitalization stocks representing the retail sector of the Broad Market Index.

The graph assumes an investment of $100 at the close of trading on March 2, 2001, the last trading day of fiscal 2001, in Best Buy Common Stock, the Broad Market Index and the S&P Retail Index.

Comparison of the Five-Year Cumulative Total Returns on Common Stock
of Best Buy Co., Inc., Broad Market Index and S&P Retail Index*

*                    Cumulative Total Returns assumes dividend reinvestment.

Source: Research Data Group, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy not to participate in material related party transactions with officers, directors, controlling persons and other insiders unless the transaction provides us with a demonstrable incremental benefit and terms are competitive with terms available from unaffiliated third parties. If a material related party transaction is proposed, the Audit Committee reviews the transaction to determine whether the necessary incremental benefit is present and whether the transaction should be recommended to the Board for approval. Members of the Board who have no financial interest in the transaction then review and, if appropriate, approve the transaction. In addition, ongoing related party transactions are reviewed periodically by the Board to ensure that such transactions remain at arm’s length and continue to provide the necessary incremental benefit to us.

We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. The Board must determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

Richard M. Schulze

In June 2002, Richard M. Schulze, a founder of Best Buy and our Chairman of the Board, relinquished his duties as our Chief Executive Officer. At that time, we entered into an arrangement with Mr. Schulze to pay him an annual salary of $1 million, with annual increases based on the consumer price index, for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. Mr. Schulze’s responsibilities as Chairman include Board oversight, strategic planning and mentoring company officers. Mr. Schulze also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. We reimburse Mr. Schulze for business-related expenses. During the fiscal year ended February 25, 2006, we also reimbursed him approximately $11,000 in the aggregate for an automobile expense allowance and a country club membership. We also provide health insurance benefits for Mr. Schulze and his spouse. Mr. Schulze continues to participate in our Deferred Compensation Plan and is eligible to receive the stock options granted annually to our directors. Mr. Schulze is not eligible to participate in any of our other incentive compensation programs or the Employee Stock Purchase Plan.

We lease two of our U.S. Best Buy stores from Mr. Schulze. Aggregate rents paid for the two stores leased from Mr. Schulze during fiscal 2006 were approximately $950,000. The leases include escalation clauses, and one provides for percentage rent based on gross sales. During fiscal 2006, we renewed both leases. One lease now expires in 2008, and the other lease expires in 2011. Both leases contain renewal options that could extend the leases through 2021, at our option. We entered into the real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest.

We also lease, on a non-exclusive basis, airplanes from a corporation owned by the Richard M. Schulze Revocable Trust, of which Mr. Schulze is a trustee. Periodically, the Board reviews the terms of the lease agreement to ensure that they are no less favorable than terms available from unaffiliated third parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to

Mr. Schulze’s corporation for use of the airplanes during fiscal 2006 was approximately $456,000.

We purchase certain store fixtures from Phoenix Fixtures, Inc. (“Phoenix”), a company owned by Mr. Schulze’s brother. The decision to conduct business with Phoenix was based on both qualitative and quantitative factors including product quality, pricing, customer service and design flexibility. The Board reviewed our transactions with Phoenix and determined that the transactions were at arm’s length and that Phoenix provides significant advantages with respect to service and delivery. Accordingly, the Board has approved the transactions and our continued business dealings with Phoenix. The total amounts paid to Phoenix during fiscal 2006 were approximately $18 million.

Susan S. Hoff, our former Senior Vice President and Chief Communications Officer, is Mr. Schulze’s daughter. During fiscal 2006, Ms. Hoff received approximately $541,000 in base salary and short-term incentives, and was awarded options to purchase 26,133 shares of Best Buy Common Stock at an exercise price of $46.80 per share. The stock options expire in November 2015.

Brian Kraft is employed with us as a sales representative in our Commercial Sales group and is Mr. Schulze’s stepson. During fiscal 2006, Mr. Kraft received approximately $81,000 in base salary and short-term incentives.

Mr. Schulze’s family members were compensated at levels comparable to the compensation paid to non-family members in similar positions.

Ronald James

Ronald James, a director, is president and chief executive officer of the Center for Ethical Business Cultures (“CEBC”). CEBC is an independent, nonprofit organization affiliated with the University of St. Thomas. We have been a corporate member of CEBC since 1998 and have paid annual membership dues of $7,500 per year. Through our membership, we are able to share ideas and exchange information, such as best practices for fostering and promoting ethical responsibility, with other CEBC corporate members.

Elliot S. Kaplan

Elliot S. Kaplan, a director, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. (“RKMC”), which serves as our primary outside general counsel.

The Board periodically reviews the fees paid to RKMC to ensure that they are competitive with fees charged by other law firms comparable in size and expertise. We paid approximately $6.6 million in legal fees to RKMC during the fiscal year ended February 25, 2006. The Board had approved the transactions with RKMC and our continued business dealings with the firm.

Jane K. Kirshbaum is employed with us as Senior Corporate Counsel and is Mr. Kaplan’s daughter. During fiscal 2006, Ms. Kirshbaum received approximately $172,000 in base salary and short-term incentives, and was awarded options to purchase 1,801 shares of Best Buy Common Stock at an exercise price of $46.80 per share and 901 restricted shares. The stock options expire in November 2015, and the restricted shares are scheduled to vest at the end of an incentive period ending on February 28, 2009, based on our achievement of certain performance goals during such period. Ms. Kirshbaum was compensated at levels comparable to the compensation paid to non-family members in similar positions.

Matthew H. Paull

Matthew H. Paull, a director, is corporate senior executive vice president and chief financial officer of McDonald’s Corporation. During fiscal 2006, we had a co-marketing agreement with McDonald’s. The co-marketing agreement required us to provide coupons and gift cards redeemable for Best Buy merchandise and services in exchange for promotional advertising in which our tradename and logo were featured. The approximate retail value of coupons and gift cards redeemed in fiscal 2006 in connection with the promotion was $6.1 million. We had entered into similar co-marketing agreements with McDonald’s in fiscal 2005 and 2004, and we may engage in similar promotional activities with McDonald’s in the future. Mr. Paull did not participate in negotiating the agreements or in executing the final agreements.

Frank D. Trestman

The Avalon Group is a real estate development partnership in which Mr. Trestman and Mr. Trestman’s son-in-law each own respective one-third interests. Mr. Trestman is solely a passive partner, with the other partners responsible for operations. We are negotiating with The Avalon Group to lease space for a retail store located in a development in which The Avalon Group has an interest. If the negotiations are successful, Mr. Trestman and his son-in-law would each own a 20% interest in the property we would lease. Our real estate department has determined that the proposed rental payments are competitive with the real estate market in the targeted geographic area. Before we enter into the agreement, the Board will review the terms of the agreement to ensure it is at arm’s length, is in our best interest, and complies with our real estate and related party transactions policies.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is comprised of four members and acts under a written charter adopted and approved by the Board. The committee’s charter is posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. All members of the committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, Matthew H. Paull, an independent director and a member of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

The committee, on behalf of the Board, reviewed and discussed with both management and Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm for the fiscal year ended February 25, 2006, the annual audited financial statements for fiscal 2006, and the quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The committee also discussed with D&T its independence from management and Best Buy, and received the written disclosures and the letter from D&T as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2006. In reliance on the reviews and discussions with management and D&T, the committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

The committee met 10 times, including six times via conference call, during fiscal 2006. The committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The committee meetings include regular executive sessions with our independent registered public accounting firm, internal auditors and management. The committee also discusses with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board, and the Board approved, that the annual audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 25, 2006, as filed with the SEC.

Change in Certifying Accountant

On May 10, 2005, contemporaneously with the conclusion of the audit for our fiscal year ended February 26, 2005, Ernst & Young LLP (“E&Y”) was dismissed as our independent registered public accounting firm. The dismissal of E&Y was approved by the Audit Committee. The reports of E&Y on our financial statements for the fiscal years ended February 26, 2005, and February 28, 2004, and on internal control over financial reporting as of February 26, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for the fiscal years ended February 26, 2005, and February 28, 2004, and through the date of dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in their reports on the financial statements for such fiscal years. Also, during those years and through the date of dismissal, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Effective February 27, 2005, we engaged D&T as our independent registered public accounting firm for fiscal 2006. The engagement of D&T was approved by the Audit Committee, and ratified by our shareholders at the 2005 Regular Meeting of Shareholders.

During the fiscal years ended February 26, 2005, and February 28, 2004, we did not consult with D&T regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the committee has responsibility for appointing, setting fees and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, it is the policy of the committee to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the committee for approval a list of services expected to be provided during that fiscal year within each of the two categories of services described below, as well as related estimated fees.

1.                 Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.                 Audit-Related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

As appropriate, the committee then pre-approves the services and the related estimated fees. The committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

AUDIT COMMITTEE

Hatim A. Tyabji, Chairman
Matthew H. Paull
Mary A. Tolan
Frank D. Trestman

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” ON PAGES 33-34.

The Audit Committee appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year that began February 26, 2006. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal year ended February 25, 2006, D&T served as our independent registered public accounting firm. For the fiscal year ended February 26, 2005, Ernst & Young LLP (“E&Y”) served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by D&T and E&Y during fiscal 2006 and 2005, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the committee’s pre-approval policy described above:

Service Type	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$2,923,000	$2,584,000
Audit-Related Fees(2)	477,000	99,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees Billed	$3,400,000	$2,683,000

(1)     Consists of fees for professional services rendered in connection with the audits of our financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended February 25, 2006, and February 26, 2005; the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; statutory audit filings; and SEC registration statements.

(2)     Consists primarily of fees for acquisition-related due diligence, as well as the audits of our Retirement Savings Plan and The Best Buy Children’s Foundation.

In fiscal 2003, we adopted a policy pursuant to which our independent registered public accounting firm could no longer be engaged to provide services which were not audit or audit-related services. However, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee may authorize exceptions to the foregoing policy permitting our independent registered public accounting firm to provide tax services when it would be inefficient or ineffective to use another tax service provider. The Audit Committee’s intention is to not engage our independent registered public accounting firm for tax advisory services.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year that began on February 26, 2006.

If the appointment of D&T is not ratified by the shareholders, the Audit Committee is not required to appoint another independent registered public accounting firm. However, the committee will give consideration to an unfavorable vote.

OTHER BUSINESS

Management and the Board are not aware of any other items of business that will be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

Any shareholder proposal intended to be presented for consideration at the 2007 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received at our principal executive office at 7601 Penn Avenue South, Richfield, Minnesota 55423, no later than January 17, 2007. Any shareholder proposal received after that date and intended to be presented for consideration at the 2007 Regular Meeting of Shareholders, though not included in our proxy statement, will be considered untimely if received after April 2, 2007. In the event of an untimely proposal, our designated Proxy Agents may have discretionary authority to vote on such proposal.

By Order of the Board of Directors

Elliot S. Kaplan

Secretary

Dated: May 18, 2006

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to vote the shares and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Website and follow the prompts.

7601 PENN AVENUE SOUTH RICHFIELD, MN 55423	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BEST BUY CO., INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE (WITHIN THE U.S. OR CANADA) - 1-800-690-6903
Use any touch-tone telephone to vote the shares until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and follow the prompts.

VOTE BY MAIL
Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK THE BOXES BELOW IN BLUE OR BLACK INK.                           BESTB1                                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CP., INC

This proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

*To withhold authority to vote for any nominee(s), mark “For All Except*” and write the nominee’s(s’) number(s) on the line below.
				For	Withhold	For All
				All	All	Except*
				☐	☐	☐
1.	Election of four Class 1 Directors —
	01)	Bradbury H. Anderson
	02)	Kathy J. Higgins Victor
	03)	Allen U. Lenzmeier
	04)	Frank D. Trestman
							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm						☐	☐	☐
for the current fiscal year.

In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

For comments, check the box to the right, and note on the reverse side.
☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive future proxy materials and other shareholder communications in a single package per household. If you consent, Best Buy will send a single package per household until you revoke your consent by notifying Best Buy, Attn: Investor Relations, at the address listed above. Best Buy will start sending you individual copies of shareholder communications within 30 days of your revocation.

				Yes	No

				☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

BEST BUY CO., INC.
REGULAR MEETING OF SHAREHOLDERS
9:30 a.m., Central Daylight Time, on Wednesday, June 21, 2006

Dear Best Buy Shareholder:

Your vote is important!  We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote by Internet:	Go to www.proxyvote.com and follow the prompts.

Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

(If you vote by Internet or by telephone, please do not mail your proxy card.)

Receive Future Shareholder Communications Electronically:

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy materials and annual reports to you electronically. Shareholders of record may enroll for electronic delivery of future Best Buy shareholder communications after you vote these shares on the Internet at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY	PROXY

BEST BUY CO., INC.

7601 Penn Avenue South
Richfield, Minnesota 55423

This Proxy is Solicited on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 21, 2006

The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies (“Proxy Agents”) to vote as directed on the reverse side of this proxy card or pursuant to instructions provided via the Internet or by telephone, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 24, 2006, at the Regular Meeting of Shareholders to be held on Wednesday, June 21, 2006, at 9:30 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2006 Regular Meeting of Shareholders and the related Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1 AND 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you are voting by mail, please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Comments:

(If you noted comments above, please mark the corresponding box on the reverse side.)

(Continued on the reverse side.)